Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Benefits Advisory Committee of the American Greetings

Retirement Profit Sharing and Savings Plan

We consent to the incorporation by reference in the Registration Statements (File No. 33-45673, 333-146244 and 333-181087) on Form S-8 of American Greetings Corporation of our report dated June 28, 2013 relating to the statement of net assets available for benefits of American Greetings Retirement Profit Sharing and Savings Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the years ended December 31, 2012 and 2011, which appears in this December 31, 2012 annual report on Form 11-K.

/s/ SS&G Financial Services, Inc.

Cleveland, Ohio

June 28, 2013